Ex. 99.28(d)(9)(ii)

Amendment to

JNL Multi-Manager Alternative Fund (Boston Partners) Ltd.

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC And

Boston Partners Global Investors, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Boston Partners Global Investors, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, JNL Multi-Manager Alternative Fund (Boston Partners) Ltd. (the “Company”) is a wholly owned subsidiary of the JNL Multi-Manager Alternative Fund organized as a company exempt from tax under the laws of the Cayman Islands.

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 13th day of August, 2018 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the Company.

Whereas, the Board of Directors of the Company has approved and the Parties have agreed to amend Section 3. “Management”; and Section 11. “Duration and Termination” of the Agreement, effective September 6, 2019.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Sub-paragraph c) after “The Sub-Adviser further agrees that it:”, under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

c)	Consistent with its fiduciary duties to the Company and on the Company’s behalf, the Sub-Adviser is hereby appointed the Company’s agent to exercise in its direction all rights and performs all duties with respect to the Company’s right to vote (or refrain from voting), each Company’s securities and exercise rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser. For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees to report significant shareholdings for itself and on behalf of the Company where required by local law;

2)	Sub-paragraph f) after “The Sub-Adviser further agrees that it:”, under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

f)	Will act upon reasonable instructions from Adviser (except as to the voting of proxies) not inconsistent with the fiduciary duties and investment objectives hereunder;

3)	Section 11. “Duration and Termination,” shall be deleted and replaced, in its entirety, with the following:

Duration and Termination. The Agreement will become effective as to the Company upon execution or, if later, on the date that initial capital for the Company is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two years from the effective date of the initial Investment Sub-Advisory Agreement.  Thereafter, if not terminated, this Agreement will continue from year to year through September 30th of each successive year following the initial two year period, provided that such continuation is specifically approved at least annually by the Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty days’ written notice by the Adviser with the consent of the Board of Directors, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment. Sections 9 and 10 herein shall survive the termination of this Agreement.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective September 6, 2019.

Jackson National Asset Management, LLC		Boston Partners Global Investors, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ William G. Butterly, III
Name:	Mark D. Nerud	Name:	William G. Butterly, III
Title:	President and CEO	Title:	General Counsel

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